Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	August 6, 2007
949-250-7781
CALC Reports Second Quarter Results and Initial Home Sales at Brightwater

•                  Second quarter revenues of $4.2 million, down 78% year-over-year, reflects delivery of nine homes compared with 28 homes and $18.8 million of revenues in second quarter 2006.

•                  Net loss of $400,000, or $.04 per diluted share compared with net income of $1.2 million, or $ .11 per diluted share in second quarter 2006.

•                  Brightwater receives sales reservations and deposits for 12 homes at an average price of approximately $1.2 million for homes ranging from 1,710 to 2,160 square feet.

•                  First Brightwater homes expected to be delivered in the fourth quarter of 2007.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported a net loss of $400,000, or $.04 per diluted share, for the three months ended June 30, 2007.  The second quarter results reflect the delivery of nine homes at the Company’s homebuilding projects in two Southern California counties, generating $300,000 of homebuilding gross operating profit.  Homebuilding gross operating profit was offset by net operating expenses of $1.0 million, resulting in a pretax loss of $700,000.  The pretax loss was offset by an income tax benefit of $300,000, resulting in a net loss of $400,000.  During the second quarter of 2006, the Company reported gross operating profit of $3.2 million from deliveries of 28 homes, which was partially offset by net operating expenses of $1.2 million and income tax expense of $800,000, resulting in net income of $1.2 million, or $ .11 per diluted share.

 On August 4 and 5, 2007, the Company accepted sales reservations and deposits from 12 buyers for the first phase of homes at The Trails and The Sands neighborhoods at the Company’s 356-home Brightwater community at Bolsa Chica in Huntington Beach, California.  Raymond J. Pacini, CEO of the Company commented: “Despite the challenges we are experiencing in our inland markets, we remain optimistic about demand for our coastal Brightwater community. We are very pleased with the first weekend of sales at Brightwater. While our public grand opening is not until August 11th, the level of demand exhibited by prospective buyers who submitted pre-qualification applications to register on our priority list since June 22nd prompted us to begin sales earlier.  Prospective homebuyers appear very interested in Brightwater since it represents one of the last opportunities to purchase a brand-new home in a master-planned community on the Southern California coast” Mr. Pacini explained.

Regarding the Company’s recent results, Mr. Pacini stated:  “The housing market in the Inland Empire and Lancaster continues to be very challenging.  We generated orders for 11 homes during the quarter, which reflects continuing weakness in the inland housing market, increasing supply of new and resale homes on the market, and competition from large national homebuilders who continue to significantly discount their prices and increase incentives in order to reduce inventories.  We expect that these difficult conditions in our inland markets will continue through 2008 or 2009.”

The Company’s 105-acre Brightwater project is located near the corner of Pacific Coast Highway and Warner Avenue, and overlooks the Pacific Ocean and the recently restored 1,200-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 64% of real estate assets as of June 30, 2007.  The Brightwater project was appraised at $302 million as of July 6, 2006 compared with its book value at June 30, 2006 of $142 million.  Brightwater is currently expected to generate gross margins that are approximately two to three times the Company’s 2006 homebuilding margins of 14% due to the Company’s low carrying value in Brightwater; however, there can be no assurance that such margins will be realized.

The Trails and The Sands neighborhoods offer 140 of the 356 total homes to be constructed at Brightwater.  The Trails homes range from approximately 1,710 to 1,950 square feet, with three to four bedrooms and two and one-half baths, plus a two-car garage.  The Sands homes range from approximately 1,925 to 2,160 square feet, with four bedrooms and two and one-half to three baths, plus a two-car garage.  Floor plans and additional information are available on the Brightwater website at: www.brightwaterhb.net, where potential buyers can also submit pre-qualification applications to be placed on the Brightwater priority list for the 62 homes at The Trails and 78 homes at The Sands.

The Company expects to complete construction of nine models for its larger homes in The Cliffs and The Breakers neighborhoods in the fourth quarter of this year.  The Cliffs homes range from approximately 2,720 to 3,480 square feet, with three to five bedrooms and two and one-half to four baths, plus a two- or three-car garage.  The Breakers homes range from approximately 3,160 to 4,140 square feet, with four to five bedrooms and three and one-half to five and one-half baths, plus a three- or four-car garage.  The Cliffs and The Breakers are expected to be offered at prices starting in excess of $2 million.  Potential buyers of The Cliffs and The Breakers homes will have an opportunity to submit applications to pre-qualify on the www.brightwaterhb.net website in the Fall in order to be placed on the Brightwater priority list for the 107 homes to be offered at The Cliffs and 109 homes at The Breakers.

Second quarter homebuilding revenues of $4.2 million reflect a $14.6 million decrease compared with the second quarter of 2006.  This decrease is primarily due to the decrease in the number of deliveries to nine homes in the second quarter of 2007, compared with 28 homes delivered in the same period of 2006. The Company generated $2.9 million less in gross operating profit from home sales during the second quarter of 2007 compared with 2006 as a result of delivering 19 fewer homes and reduced margins due to reduced sales prices in response to the continuing real estate slowdown.  Homebuilding gross operating profit before impairment charges reflects reduced margins of 7.1% in the second quarter of 2007 compared with 17.0% in the second quarter of 2006, 6.6% in the first quarter of 2007, and 9.5% in the fourth quarter of 2006. The reduced margins are primarily due to sales price reductions and the use of incentives in order to move standing inventory and be competitive in today’s market.

The average sales price of homes delivered in the second quarter of 2007 decreased to $466,700 from $671,400 during the same period of 2006, primarily reflecting the absence of deliveries at the higher priced Rancho Santa Fe project which closed out during the first quarter of 2007, as well as sales price reductions that were necessary to be competitive in this challenging housing market.

During the second quarter of 2007, net new orders decreased 31% to 11 homes compared with 16 homes during the comparable period of 2006.  Cancellations as a percentage of new orders were 35% during the second quarter of 2007, compared with approximately 32% for the first quarter of 2007, 41% for the fourth quarter of 2006 and 24% for the second quarter of 2006.  At the same time, backlog as of June 30, 2007 decreased to 17 homes compared with 49 homes as of June 30, 2006 and the average sales price of homes in backlog decreased from $813,200 to $568,700, reflecting the close out of the Rancho Santa Fe project during the first quarter of 2007 and sales price reductions.  The Company’s standing inventory decreased to 33 homes as of June 30, 2007 compared with 46 homes in standing inventory as of December 31, 2006.  The Company continues to actively evaluate pricing strategies and other sales incentives in an effort to sell these homes at an orderly rate.

The Company also reported a net loss of $3.4 million or $.32 per diluted share for the first six months of 2007.  Results for the first half of 2007 reflect $1.1 million of homebuilding gross operating profit from the delivery of 24 homes, reduced by impairment charges of $4.0 million and $2.8 million of net operating expenses which were partially offset by an income tax benefit of $2.3 million.

During the first half of 2007, net new orders decreased 47% to 24 homes compared with 45 homes during the comparable period of 2006.  Cancellations as a percentage of new orders were 33% during the first half of 2007, compared with approximately 27% during the first half of 2006, and 29% during 2006.

The second quarter results reflect the continued softness in the housing market, which has been compounded by difficulties in the subprime lending industry that have made it more difficult for certain prospective homebuyers to finance home purchases.  Further, the Company believes potential homebuyers are more cautious about purchasing a home due to uncertainty about the future direction of home prices and their ability to sell existing homes. Reduced homebuilding gross margins for the first half of 2007 reflect sales price reductions that were necessary to remain competitive with the large national homebuilders operating in the Inland Empire and Lancaster markets, many of which are using aggressive pricing strategies to attempt to reduce their inventories.

The Company has traditionally employed a conservative approach to managing its real estate inventories and believes it is well-positioned to withstand the effects of the market downturn as it unfolds.  The Company currently has active homebuilding projects in the Inland Empire areas of Riverside and San Bernardino Counties; Lancaster in northern Los Angeles County, and Huntington Beach in Orange County.  As of June 30, 2007, the Company has an inventory of 773 owned lots, reduced by 11% compared with the 867 lots owned and controlled a year ago. This decrease reflects deliveries and the absence of acquisitions during the past 18 months.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a home building company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced early this month at the 356-home Brightwater community. Hearthside Homes is building all of the homes at Brightwater and has delivered over 2,000 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Homes delivered	9	28	24	77

Home sales revenue	$4.2	$18.8	$16.4	$46.7

Cost of sales	3.9	15.6	15.3	38.8
Loss on impairment of real estate inventories	—	—	4.0	—

Gross operating (loss) profit	$.3	$3.2	$(2.9)	$7.9

Gross margin percentage before loss on impairment	7.1%	17.0%	6.7%	16.9%

PER HOME DATA

Average sales price (a)	$466,700	$671,400	$683,300	$606,500

Average gross margin before loss on impairment (b)	$33,300	$114,300	$45,800	$102,600

NUMBER OF ACTIVE COMMUNITIES	6	5	6	5

NET NEW ORDERS	11	16	24	45

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			12	46

Completed homes in inventory, and in escrow			5	3

Total backlog			17	49

Completed homes in inventory, unsold			33	9

Entitled lots owned at end of period (c)			723	809

Total homes and lots			773	867

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$6.9	$37.9

Completed homes in inventory, and in escrow			2.8	1.9

Total value of backlog			$9.7	$39.8

(a)	Changes are primarily due to changes in product mix and location, as well as sales price reductions that were necessary to be competitive in today’s challenging housing market.
(b)	Changes are primarily due to the industry-wide slowdown in 2006 and the first half of 2007.
(c)	Includes 356 lots at the Brightwater project on the Company’s 110-acre Bolsa Chica upper mesa property in Huntington Beach.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Homebuilding	$4.2	$18.8	$16.4	$46.7

Costs of sales
Homebuilding	3.9	15.6	15.3	38.8
Loss on impairment of real estate inventories	—	—	4.0	—
	3.9	15.6	19.4	38.8
Gross operating (loss) profit	.3	3.2	(2.9)	7.9
Selling, general and administrative expenses	1.4	1.4	3.1	3.1
Income from unconsolidated joint ventures	(.4)	—	(.4)	—
Other expense (income), net	—	(.2)	.1	(.5)
(Loss) income before income taxes	(.7)	2.0	(5.7)	5.3
(Benefit) provision for income taxes	(.3)	.8	(2.3)	2.2
Net (loss) income	(.4)	1.2	(3.4)	3.1
Net (loss) earnings per common share:
Basic	$(.04)	$.12	$(.32)	$.30
Diluted	$(.04)	$.11	$(.32)	$.30
Common equivalent shares:
Basic	10.9	10.2	10.9	10.2
Diluted	10.9	10.5	10.9	10.5

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$5.9	$10.6

Short-term investments	—	.5

Restricted cash	13.7	14.6

Real estate inventories	289.6	264.8

Deferred tax assets	33.7	34.7

Other assets, net	6.1	7.1

Total assets	$349.0	$332.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$13.9	$13.1

Senior secured project revolver	38.7	18.3

Senior secured term loan	125.0	125.0

Other project debt	47.2	44.9

Other liabilities	7.4	7.5

Total liabilities	232.2	208.8

Stockholders’ equity (a)	116.8	123.5

	$349.0	$332.3

Shares outstanding (b)	10.9	10.9

Stockholders’ equity per common share (c)	$10.72	$11.33

(a)

Decrease reflects net loss of $3.4 million and cumulative effect of a change in accounting principle of $3.3 million related to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” in the first quarter of 2007.

(b)	Includes outstanding options for 17,500 shares.
(c)

The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.